Exhibit 99.1
Section 2: EX-99.1

LIVE OAK BANCSHARES, INC. REPORTS FIRST QUARTER 2017 RESULTS
Wilmington, NC, April 26, 2017 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported first quarter net earnings available to common shareholders of $6.1 million, or $0.17 per diluted share, compared to $4.7 million, or $0.13 per diluted share, for the first quarter of 2016. During the first quarter of 2017, the Company completed its acquisition of Reltco, Inc. and National Assurance Title, Inc. (collectively referred to as "Reltco"), two nationwide title agencies under common control based in Tampa, Florida, and incurred merger-related costs of $516 thousand, or $0.01 per diluted share. The acquisition continues the Company's growth strategy, including vertical integration. Also, the Company expanded its financing of the renewable energy sector with the launch of its new solar panel leasing business and recorded the effect of investment tax credits associated with this business in the first quarter of 2017.
“We are very pleased with the first quarter’s results. Loan and lease originations of $469 million have us well on our way to our 2017 target range of $1.8 to $1.9 billion. Our recent continued focus in the renewable energy space helped drive strong loan and lease origination performance as well as provide investment tax credits through our solar panel leasing program. We believe the renewable energy business will continue to be a performance driver for years to come. As reflected in the recent acquisition of Reltco, a national title agency, our platform continues to evolve and allows us to provide best-in-class service to small businesses across the U.S.,” said James S. Mahan, III, Chief Executive Officer of Live Oak.
First Quarter 2017 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	Q1 2017	Q1 2016	Dollars	Percent	Q4 2016
Loan production:
Loans and leases originated	$468,663	$284,530	$184,133	65%	$514,565
% Fully funded	63.2%	40.1%	n/a	n/a	48.0%
Loan sales:
Guaranteed loans sold	$208,715	$155,643	$53,072	34%	$260,125
Net gains on sales of loans	18,952	16,425	2,527	15	22,513
Average net gain on sale of loans, per million sold	90.80	105.53	(14.73)	(14)	86.55
Net interest income and servicing revenues	21,564	13,493	8,071	60	18,060
Net income attributable to Live Oak Bancshares, Inc.	6,112	4,691	1,421	30	5,480
Diluted earnings per share	0.17	0.13	0.04	31	0.16
Non-GAAP net income (1)	6,808	4,691	2,117	45	6,076
Non-GAAP diluted earnings per share (1)	0.19	0.13	0.06	46	0.17
(1) See accompanying GAAP to Non-GAAP Reconciliation.

Loans and Leases
Net loans and leases held for investment increased $91.7 million, or 10.3%, to $981.1 million at March 31, 2017, from $889.4 million at December 31, 2016. Loans held for sale increased $118.2 million, or 30.0%, to $512.5 million at March 31, 2017, from $394.3 million at December 31, 2016. The increase in both portfolios is the result of significant growth in loan and lease origination activities which rose by 64.7% above the prior year level to $468.7 million. Approximately $19.0 million of leases were originated in the first quarter of 2017. The combined total loan and lease portfolio at March 31, 2017 and December 31, 2016, of $1.51 billion and $1.30 billion, respectively, were comprised of approximately 63.4% and 66.8% of unguaranteed loans and leases, respectively. At March 31, 2017, the total loan and lease portfolio of $1.51 billion increased 77.7% above its level of a year ago.
Average loans and leases were $1.42 billion during the first quarter of 2017 compared to $1.21 billion during the fourth quarter of 2016.
Net Interest Income
Net interest income for the first quarter of 2017 increased to $15.6 million compared to $8.7 million for the first quarter of 2016. The increase was driven by the significant growth in the combined held for sale and held for investment loan and lease portfolios attributable to steadily rising loan and lease originations and the Company's efforts to grow recurring revenue sources by increasing the level of loans and leases on the balance sheet. Another positive factor was the increase in net interest margin which rose from 3.08% for the fourth quarter of 2016 to 3.76% for the first quarter of 2017. The net interest margin improved as a result of the increase in the yield on interest earning assets while the rates on interest bearing liabilities remained relatively stable.
Noninterest Income
Noninterest income for the first quarter of 2017 totaled $25.8 million, compared to $22.4 million for the first quarter of 2016. Net gains on sales of loans increased to $19.0 million in the first quarter of 2017 compared to $16.4 million in the first quarter of 2016 and decreased compared to $22.5 million in the fourth quarter of 2016. The increase from the prior year was due to a higher volume of loan sales partially offset by a reduction in the average net gain on sale of loans. The decline from the linked quarter was due to a lower volume of loans sold during the first quarter of 2017 partially offset by an improved average net gain on sale of loans. Loan servicing revenues rose by $1.1 million from the first quarter of 2016 to $5.9 million. The addition of Reltco to the Company contributed $1.4 million in noninterest income during the first quarter of 2017.
Noninterest Expense
Noninterest expense for the first quarter of 2017 was $33.0 million compared to $21.7 million for the first quarter of 2016 and $32.4 million for the fourth quarter of 2016. Salaries and employee benefits increased to $18.7 million from $13.0 million for the first quarter of 2016 as a result of increased staffing commensurate with the growth of the business platform. Total stock based compensation expense in the first quarter of 2017 was $1.8 million compared to $4.4 million for the fourth quarter of 2016 and $659 thousand for the first quarter of 2016.
Professional services expense totaled $1.7 million for the first quarter of 2017 compared to $1.1 million in the fourth quarter of 2016 and $528 thousand in the first quarter of 2016. The growth in professional services expense over the fourth quarter is primarily attributable to advisory, consulting, and due diligence expenses related to the acquisition of Reltco.
Equipment expense totaled $1.1 million in the first quarter of 2017 compared to $551 thousand for the first quarter of 2016 and $550 thousand in the fourth quarter of 2016 due to increased depreciation expenses related to the shortening of useful lives assigned to current and newly acquired aircraft.
The other expense component of noninterest expense was $3.8 million for the first quarter of 2017 as compared to $1.7 million for the first quarter of 2016. This increase in other expense was principally related to charitable initiatives of $704 thousand, costs associated with the newly acquired title services business of $700 thousand, and the trade-in of one existing aircraft which resulted in a loss of $206 thousand.
Asset Quality
The unguaranteed exposure of nonperforming loans amounted to $3.6 million at March 31, 2017, compared to $4.8 million at December 31, 2016. Total nonperforming loans decreased to $22.5 million in the first quarter of 2017 from $23.8 million at the end of the prior quarter. Total unguaranteed nonperforming loans as a percentage of total loans and leases held for investment declined to 0.36% at March 31, 2017 compared to 0.53% at December 31, 2016.
Foreclosed assets increased $58 thousand to $1.7 million at March 31, 2017, from December 31, 2016. The unguaranteed exposure of foreclosed assets increased to $304 thousand at March 31, 2017, from $246 thousand at December 31, 2016.

Net charge-offs were $1.5 million in the first quarter of 2017 compared to $813 thousand in the fourth quarter of 2016 and $232 thousand in the first quarter of 2016. Net charge-offs as a percentage of average held for investment loans and leases, annualized, for the quarters ended March 31, 2017 and 2016 were 0.63% and 0.30%, respectively.
Provision for Loan and Lease Losses
The provision for loan and lease losses for the first quarter of 2017 totaled $1.5 million compared to $3.8 million for the fourth quarter of 2016 and $1.4 million for the first quarter of 2016. The decline versus the linked quarter is attributable to improvements in industry-specific loss rates and lower levels of required specific reserves on impaired loans combined with the migration to Company-specific loss rates for maturing verticals which was partially offset by an increase in reserves due to loan volume and the effect of higher net charge-offs.
The allowance for loan and lease losses totaled $18.2 million at March 31, 2017, unchanged from December 31, 2016, due to the aforementioned improvements in loss rates. The allowance for loan and lease losses as a percentage of total loans and leases held for investment was 1.82% at March 31, 2017 compared to 2.01% at December 31, 2016.
Income Tax
Income tax expense in the first quarter of 2017 totaled $798 thousand compared to an income tax expense of $3.3 million in the first quarter of 2016 and an income tax benefit of $3.0 million in the fourth quarter of 2016. The effective rate of 11.5% in the first quarter of 2017 principally reflected the generation of investment tax credits by the solar panel leasing activity under the Company’s strategic initiatives in the renewable energy sector. The tax rate also benefited from the adoption of a new accounting pronouncement related to the treatment of share based compensation issued by the Financial Accounting Standards Board that was effective January 1, 2017; "Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting," also referred to as ASU 2016-09.
Deposits
Total deposits increased by $154.1 million, or 10.4%, to $1.64 billion at March 31, 2017, compared to $1.49 billion at December 31, 2016, following successful deposit gathering campaigns. Average total interest bearing deposits for the first quarter of 2017 increased $97.0 million, or 6.8%, to $1.53 billion, compared to $1.44 billion for the fourth quarter of 2016. The ratio of average total loans to average interest bearing deposits was 92.7% for the first quarter of 2017, compared to 84.3% for the fourth quarter of 2016.
Conference Call
Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (April 27, 2017). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 6175653. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the webcast will be archived on the Company's website for one year. A replay of the conference call will also be available until 5:00 p.m. ET May 5, 2017, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).

Important Note Regarding Forward-Looking Statements
Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
About Live Oak Bancshares, Inc.
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Banking Company, a national online platform for small business lending.
Contacts:
Brett Caines | CFO | Investor Relations | 910.796.1645 & Micah Davis | Marketing Director | Media Relations | 910.550.2255

Live Oak Bancshares, Inc.
Quarterly Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Interest income
Loans and fees on loans	$19,754	$16,239	$14,961	$12,902	$11,005
Investment securities, taxable	323	292	337	252	251
Other interest earning assets	342	383	264	248	138
Total interest income	20,419	16,914	15,562	13,402	11,394
Interest expense
Deposits	4,543	4,283	3,689	3,243	2,444
Borrowings	235	239	242	242	241
Total interest expense	4,778	4,522	3,931	3,485	2,685
Net interest income	15,641	12,392	11,631	9,917	8,709
Provision for loan and leases losses	1,499	3,844	3,806	3,453	1,433
Net interest income after provision for loan and lease losses	14,142	8,548	7,825	6,464	7,276
Noninterest income
Loan servicing revenue	5,923	5,668	5,860	5,081	4,784
Loan servicing asset revaluation	(2,009)	(3,340)	(3,421)	(1,604)	(26)
Net gains on sales of loans	18,952	22,513	21,833	14,555	16,425
Gain on sale of securities available-for-sale	—	—	1	—	—
Construction supervision fee income	429	868	502	667	630
Title insurance income	1,438	—	—	—	—
Other noninterest income	1,020	618	657	649	619
Total noninterest income	25,753	26,327	25,432	19,348	22,432
Noninterest expense
Salaries and employee benefits	18,682	17,121	17,471	15,411	12,993
Travel expense	1,598	1,811	2,218	2,330	1,846
Professional services expense	1,736	1,137	907	910	528
Advertising and marketing expense	1,485	1,109	1,097	1,365	963
Occupancy expense	1,195	1,267	1,058	1,055	1,193
Data processing expense	1,696	1,435	1,252	1,404	1,208
Equipment expense	1,074	550	611	534	551
Other loan origination and maintenance expense	1,005	824	806	621	574
Renewable energy tax credit investment impairment	—	3,197	—	—	—
FDIC insurance	726	910	210	148	148
Other expense	3,788	3,023	1,588	1,354	1,707
Total noninterest expense	32,985	32,384	27,218	25,132	21,711
Income before taxes	6,910	2,491	6,039	680	7,997
Income tax expense (benefit)	798	(2,989)	2,561	557	3,314
Net income	6,112	5,480	3,478	123	4,683
Net loss attributable to noncontrolling interest	—	—	1	—	8
Net income attributable to Live Oak Bancshares, Inc.	$6,112	$5,480	$3,479	$123	$4,691
Earnings per share
Basic	$0.18	$0.16	$0.10	$0.00	$0.14
Diluted	$0.17	$0.16	$0.10	$0.00	$0.13
Weighted average shares outstanding
Basic	34,466,904	34,235,375	34,206,943	34,189,217	34,176,753
Diluted	35,646,918	35,208,433	35,001,817	35,206,125	34,954,592

Live Oak Bancshares, Inc.
Quarterly Balance Sheets (unaudited)
(Dollars in thousands)

	As of the quarter ended
	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Assets
Cash and due from banks	$158,887	$238,008	$355,485	$175,506	$226,556
Certificates of deposit with other banks	6,000	7,250	7,500	8,500	9,000
Investment securities available-for-sale	68,630	71,056	70,334	66,804	55,674
Loans held for sale	512,501	394,278	345,277	329,206	537,293
Loans and leases held for investment	999,270	907,566	766,977	690,517	313,633
Allowance for loan losses	(18,195)	(18,209)	(15,178)	(12,309)	(8,616)
Net loans and leases	981,075	889,357	751,799	678,208	305,017
Premises and equipment, net	101,398	64,661	60,646	61,064	61,839
Foreclosed assets	1,706	1,648	2,235	2,971	3,020
Servicing assets	53,584	51,994	49,729	48,454	47,377
Other assets	48,344	37,009	26,735	24,591	22,765
Total assets	$1,932,125	$1,755,261	$1,669,740	$1,395,304	$1,268,541
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$38,029	$27,990	$28,461	$22,942	$21,125
Interest-bearing	1,601,114	1,457,086	1,374,556	1,117,855	994,340
Total deposits	1,639,143	1,485,076	1,403,017	1,140,797	1,015,465
Short term borrowings	13,100	—	—	—	—
Long term borrowings	27,473	27,843	28,074	28,173	28,271
Other liabilities	26,220	19,495	24,497	18,984	20,372
Total liabilities	1,705,936	1,532,414	1,455,588	1,187,954	1,064,108
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	147,933	149,966	145,284	141,181	138,199
Class B common stock (non-voting)	50,015	50,015	50,015	50,015	50,015
Retained earnings	28,938	23,518	18,723	15,928	16,147
Accumulated other comprehensive (loss) income	(697)	(652)	130	201	47
Total shareholders’ equity attributed to Live Oak Bancshares, Inc.	226,189	222,847	214,152	207,325	204,408
Noncontrolling interest	—	—	—	25	25
Total equity	226,189	222,847	214,152	207,350	204,433
Total liabilities and shareholders’ equity	$1,932,125	$1,755,261	$1,669,740	$1,395,304	$1,268,541

Live Oak Bancshares, Inc.
Quarterly Selected Financial Data
(Dollars in thousands, except per share data)

	As of and for the three months ended
	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Income Statement Data
Net income attributable to Live Oak Bancshares, Inc.	$6,112	$5,480	$3,479	$123	$4,691
Per Common Share
Net income, basic	$0.18	$0.16	$0.10	$0.00	$0.14
Net income, diluted	0.17	0.16	0.10	0.00	0.13
Dividends declared	0.02	0.02	0.02	0.01	0.02
Book value	6.54	6.51	6.26	6.06	5.98
Tangible book value (1)	6.17	6.51	6.26	6.06	5.98
Performance Ratios
Return on average assets (annualized)	1.33%	1.26%	0.91%	0.04%	1.67%
Return on average equity (annualized)	10.93	9.95	6.54	0.24	9.38
Net interest margin	3.76	3.08	3.32	3.26	3.52
Efficiency ratio (1)	79.69	83.64	73.44	85.88	69.72
Noninterest income to total revenue	62.21	68.00	68.62	66.11	72.03
Selected Loan Metrics
Loans and leases originated	$468,663	$514,565	$381,050	$356,865	$284,530
Guaranteed loans sold	208,715	260,125	210,610	135,555	155,643
Average net gain on sale of loans	90.80	86.55	103.67	107.37	105.53
Held for sale guaranteed loans (note amount) (2)	866,260	754,834	692,278	639,356	541,595
Quarterly increase (decrease) in note amount of held for sale guaranteed loans	111,426	62,556	52,922	97,761	43,720
Estimated net gain to be recognized on quarterly increase in guaranteed loans held for sale (3)	10,117	5,414	5,486	10,497	4,614
Asset Quality Ratios
Allowance for loan losses to loans and leases held for investment	1.82%	2.01%	1.98%	1.78%	2.75%
Net charge-offs (recoveries)	$1,513	$813	$937	$(240)	$232
Net charge-offs (recoveries) to average loans and leases held for investment (4)	0.63%	0.39%	0.51%	(0.18)%	0.30%
Nonperforming loans	$22,469	$23,781	$14,023	$12,902	$14,829
Foreclosed assets	1,706	1,648	2,235	2,971	3,020
Nonperforming loans (unguaranteed exposure)	3,643	4,784	3,354	2,174	2,421
Foreclosed assets (unguaranteed exposure)	304	246	304	433	438
Nonperforming loans not guaranteed by the SBA and foreclosures	3,947	5,030	3,658	2,607	2,859
Nonperforming loans and foreclosures, not guaranteed by the SBA, to total assets	0.20%	0.29%	0.22%	0.19%	0.23%
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	12.79%	15.35%	16.63%	18.26%	20.61%
Total capital (to risk-weighted assets)	14.01	16.60	17.88	19.43	21.54
Tier 1 risk based capital (to risk-weighted assets)	12.79	15.35	16.63	18.26	20.61
Tier 1 leverage capital (to average assets)	10.60	12.03	13.18	14.32	17.09
Notes to Quarterly Selected Financial Data
(1) See accompanying GAAP to Non-GAAP Reconciliation.

(2)	Includes the entire note amount, including undisbursed funds for the multi-advance loans.
(3) The estimated revenue from the sale of the quarterly increase in guaranteed loans is based on the average net gain on sale of loans for that quarter. This is an estimate based on the respective quarter activity and does not reflect actual gains to be recognized.
(4) Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

Live Oak Bancshares, Inc.
Quarterly Average Balances and Net Interest Margin
(Dollars in thousands)

	Three months ended March 31, 2017			Three months ended December 31, 2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest earning balances in other banks	$194,176	$342	0.71%	$320,270	$383	0.48%
Investment securities	71,075	323	1.84	70,755	292	1.64
Loans held for sale	466,567	6,521	5.67	369,057	4,995	5.38
Loans and leases held for investment (1)	955,021	13,233	5.62	841,676	11,244	5.31
Total interest earning assets	1,686,839	20,419	4.91	1,601,758	16,914	4.20
Less: allowance for loan and lease losses	(18,199)			(15,174)
Non-interest earning assets	167,644			153,000
Total assets	$1,836,284			$1,739,584

Interest bearing liabilities:
Interest bearing checking	$44,351	$65	0.59%	$28,091	$42	0.59%
Money market accounts	479,545	948	0.80	473,495	887	0.75
Certificates of deposit	1,009,915	3,530	1.42	935,274	3,354	1.43
Total interest bearing deposits	1,533,811	4,543	1.20	1,436,860	4,283	1.19
Other borrowings	28,068	235	3.40	27,969	239	3.40
Total interest bearing liabilities	1,561,879	4,778	1.24	1,464,829	4,522	1.23
Non-interest bearing deposits	28,686			28,669
Non-interest bearing liabilities	22,042			25,816
Shareholders' equity	223,677			220,270
Noncontrolling interest	—			—
Total liabilities and shareholders' equity	$1,836,284			$1,739,584

Net interest income and interest rate spread		$15,641	3.67%		$12,392	2.97%

Net interest margin			3.76			3.08

Ratio of average interest-earning assets to average interest-bearing liabilities			108.00%			109.35%

(1)    Average loan and lease balances include non-accruing loans.

Live Oak Bancshares, Inc.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands)

	As of and for the three months ended
	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Total shareholders’ equity	$226,189	$222,847	$214,152	$207,350	$204,433
Less:
Goodwill	7,165	—	—	—	—
Other intangible assets	5,410	—	—	—	—
Tangible shareholders’ equity (a)	$213,614	$222,847	$214,152	$207,350	$204,433
Shares outstanding (c)	34,600,819	34,253,602	34,215,050	34,192,382	34,183,878
Total assets	$1,932,125	$1,755,261	$1,669,740	$1,395,304	$1,268,541
Less:
Goodwill	7,165	—	—	—	—
Other intangible assets	5,410	—	—	—	—
Tangible assets (b)	$1,919,550	$1,755,261	$1,669,740	$1,395,304	$1,268,541
Tangible shareholders’ equity to tangible assets (a/b)	11.13%	12.70%	12.83%	14.86%	16.12%
Tangible book value per share (a/c)	$6.17	$6.51	$6.26	$6.06	$5.98
Efficiency ratio:
Noninterest expense (d)	$32,985	$32,384	$27,218	$25,132	$21,711
Net interest income	15,641	12,392	11,631	9,917	8,709
Noninterest income	25,753	26,327	25,432	19,348	22,432
Less: gain on sale of securities	—	—	1	—	—
Adjusted operating revenue (e)	$41,394	$38,719	$37,062	$29,265	$31,141
Efficiency ratio (d/e)	79.69%	83.64%	73.44%	85.88%	69.72%

Live Oak Bancshares, Inc.
GAAP to Non-GAAP Reconciliation (Continued)
(Dollars in thousands)

	Three months ended
	3/31/2017	12/31/2016	3/31/2016
Reconciliation of net income to non-GAAP net income for non-routine income and expenses:
Net income attributable to Live Oak Bancshares, Inc.	$6,112	$5,480	$4,691
Stock based compensation expense for restricted stock awards with an effective grant date of May 24, 2016, as discussed in Note 10 of our March 31, 2016 Form 10-Q	346	3,365	—
Merger costs for acquisition of Reltco	516	—	—
Trade-in loss on aircraft	206	—	—
Impairment charge taken on aircraft held for sale	—	1,422	—
Renewable energy tax credit investment income, impairment and loss	19	3,239	—
Income tax effects and adjustments for non-GAAP items *	(435)	(3,210)	—
Other renewable energy tax expense	44	176	—
Renewable energy tax credit	—	(4,396)	—
Non-GAAP net income	$6,808	$6,076	$4,691
* Estimated at 40.0%
Non-GAAP earnings per share:
Basic	$0.20	$0.18	$0.14
Diluted	$0.19	$0.17	$0.13

Weighted-average shares outstanding:
Basic	34,466,904	34,235,375	34,176,753
Diluted	35,646,918	35,208,433	34,954,592

Reconciliation of financial statement line items as reported to adjusted for non-routine income and expenses:
Noninterest income, as reported	$25,753	$26,327	$22,432
Renewable energy tax credit investment income	(10)	42	—
Noninterest income, as adjusted	25,743	26,369	22,432

Noninterest expense, as reported	32,985	32,384	21,711
Stock based compensation expense	(346)	(3,365)	—
Merger costs associated with Reltco	(516)	—	—
Trade-in loss on aircraft	(206)	—	—
Impairment charge taken on aircraft	—	(1,422)	—
Renewable energy tax credit investment impairment and loss	(29)	(3,197)	—
Noninterest expense, as adjusted	31,888	24,400	21,711

Income tax expense (benefit), as reported	798	(2,989)	3,314
Income tax effects and adjustments for non-recurring income and expenses	435	3,210	—
Other renewable energy tax expense	(44)	(176)	—
Renewable energy tax credit	—	4,396	—
Income tax expense, as adjusted	$1,189	$4,441	$3,314

This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.